EXHIBIT 2


ADVANCED INSTRUCTION TO SELL COMMON STOCK

TO: DEUTSCHE BANK SECURITIES INC. ("DBSI"), ACTING IN ITS INDIVIDUAL CAPACITY AND/OR AS AGENT FOR DEUTSCHE BANK AG, LONDON BRANCH ("DBAG")

DATED:   DECEMBER 28, 2005

ACCOUNT NUMBER:

         I am a holder of shares, or options to acquire shares, of the common stock of Hansen Natural Corporation (the "Company" and the "Shares"). I would like to sell Shares in order to diversify my portfolio pursuant to this instruction (the "Instruction"). I also wish to take advantage of SEC Rule 10b5-1, which provides for an affirmative defense from insider trading liability for purchases and sales effected pursuant to a contract, instruction or plan entered into when a person is not aware of any material nonpublic information. I have confirmed with my own legal advisors and with corporate counsel that I am eligible to sell under the safe harbor provisions, understand my ongoing obligations under such provisions, and am not relying upon any advice of DBSI or its affiliates with regard thereto. While this Instruction is in effect, I agree not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Instruction and agree not to alter or deviate from, or attempt to exercise any influence over how, when or whether transactions are executed pursuant to, the terms of this Instruction.

         I hereby instruct DBSI to sell up to 200,000 Shares in the days in which the primary market for the Company's stock is open in accordance with the conditions set out below. This Instruction shall be valid and binding for the period from January 1, 2006 to December 31, 2006, inclusive, and may not be revoked unless in writing, which revocation shall be effective 2 business days after it is received by DBSI or DBAG, as appropriate, pursuant to the contact information listed below.

         I wish to sell Shares using a Variable Delivery Forward contract (the "VDF"). In connection therewith, I have executed, or will execute before this instruction shall be deemed effective, a Forward Purchase Contract, and the associated Pledge and Security Annex and Account Control Agreement (the "VDF Contract") with DBAG. This letter constitutes an offer by me to DBAG to enter into a VDF upon the terms listed in the VDF Contract and the following terms:

1.   A maximum of 200,000 Shares may be sold under the following conditions:

     a) If the stock price is equal to at least $85.00, I wish to sell one-half (50%) of my then available Shares (available Shares equals the then current number of Shares net of any previous outright sales under this plan).

     b) If the stock price is equal to or greater than $88.00, I wish to sell all of my then available Shares (available Shares equals the then current number of Shares net of any sales under trigger (a) and/or previous outright sales under this plan).

2.   No fewer than 25,000 Shares may be sold in a VDF sale.

3. If, at any time, the quantity of Shares to be sold in 1 would cause me to exceed the volume limitations as provided under Rule 144 of the Exchange Act, as determined by DBSI in its sole discretion, DBSI shall cease any sales until such time that the Shares to be sold under this Instruction would not exceed the volume limitations of Rule 144, as determined by DBSI in its sole discretion.

4.   The Floor Level shall be equal to 100%.

5.   The Threshold Level shall equal 130%.

6. The Valuation Dates of each VDF shall begin 1 year from Trade Date and continue for the next two trading days, with a third of the VDF expiring on each date.

7. The Purchase Price or advance rate of each VDF shall not be less than 87.50%.


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8.   Notwithstanding the terms contained herein, DBAG may accept or reject any offer in whole or in part and shall have sole discretion as to the number of VDFs executed, the Trade Date of each VDF, and the number of Shares allocated to each VDF.



         If the above conditions cannot be met, I wish to sell outright up to 150,000 shares per calendar month, up to a total of 200,000 Shares upon the following terms:

1.   If the stock price is equal to at least $86, sell up to 25,000 shares.

2. If the stock price is equal to at least $87, sell up to an additional 25,000 shares.

3. If the stock price is equal to at least $89, sell up to an additional 25,000 shares.

4. If the stock price is equal to at least $91, sell up to an additional 25,000 shares.

5. If the stock price is equal to at least $93, sell up to an additional 25,000 shares.

6. If the stock price is equal to at least $95, sell up to an additional 25,000 shares.

7. If, at any time, the quantity of Shares to be sold in 1, 2, 3, 4, 5, or 6 would cause me to exceed the volume limitations as provided under Rule 144 of the Exchange Act, as determined by DBSI in its sole discretion, DBSI shall cease any sales until such time that the Shares to be sold under this Instruction would not exceed the volume limitations of Rule 144, as determined by DBSI in its sole discretion.

8. Notwithstanding the terms contained herein, DBAG may accept or reject any offer in whole or in part and shall have sole discretion as to the timing and the number of shares sold.

         Any and all representations in the VDF Contracts and the VDF confirmation are incorporated herein and made as of the date hereof, and such representations shall be deemed repeated each day that this Instruction is in effect. Once the conditions above have been met I shall be responsible for performance under the VDF Contract and the VDF confirmation (which confirmation I agree to execute and return promptly) to the extent DBAG has executed any VDFs.

         You are authorized to make deliveries of securities and payment of moneys in accordance with your normal practice. All Shares to be sold shall have been previously deposited into my account, and you shall not be required to follow this Instruction if Shares are not present in my account (or acceptable arrangements to deliver option Shares have not been made) prior to the dates on which sales shall occur. The share amount listed above shall be increased or decreased to reflect stock splits or any other event with dilutive or concentrative effects should they occur. I understand that I shall be responsible to arrange for any filings that may be required under applicable law (e.g., Form 144, Schedule 13D, and Forms 4 and 5), and that I may be subject to the short swing profit rules contained in Section 16 of the Securities Exchange Act of 1934. This authorization does not otherwise relieve me of any responsibilities hereunder or under any applicable law.

         All sales shall be effected in your normal fashion in accordance with your terms and conditions for my account and risk. You may act as principal in any transaction hereunder. I hereby ratify and confirm any and all transactions with you in accordance with this Instruction. I also agree to indemnify and hold DBSI and its affiliates harmless from and to pay DBSI and its affiliates promptly on demand any and all losses arising from its reasonable interpretation and performance of this Instruction. DBSI and its affiliates shall not be liable for the taking of any action or the omission to take any action hereunder except for actions or omissions that are a result of bad faith and gross negligence.

         I am not presently aware of any material nonpublic information regarding the Company or its common stock, and covenant that I will not discuss or otherwise disclose material nonpublic information to my investment representative or any other of your personnel responsible for carrying out this Instruction. I certify that this Instruction does not violate or conflict with any law, regulation, employment plan, policy, contract, judgment, order, decree or undertaking applicable to me or to which I am a party, and agree to notify you if this representation is no longer accurate.


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         This Instruction shall be governed by the laws of New York. This
Instruction shall not be effective until DBSI or DBAG, as appropriate, confirms its acceptance in writing by signing below. DBSI or DBAG may decline to act hereunder in their sole discretion upon reasonable notice.

                                  /s/ Hilton H. Schlosberg       12/29/05
                                  --------------------------    ------------
                                  HRS HOLDINGS                  DATE
                                  HILTON H. SCHLOSBERG


--------------------------------------------------------------------------------
Accepted
Deutsche Bank AG London
c/o Deutsche Bank Securities Inc.
60 Wall Street
MS NYC60-0447
New York, NY 10005
212-250-4940 phone
732-578-2641 fax

/s/ Steve Perricone
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By:

/s/ Jeremy Levine
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By: